Exhibit T3A.9

“COMPANY STATUTE OF THE

LIMITED LIABILITY COMPANY (SPÓŁKA Z OGRANICZONĄ ODPOWIEDZIALNOŚCIĄ)

§ 1

The Appearing Party states that, for the purpose of conducting business activity, he establishes a limited liability company (spółka z ograniczoną odpowiedzialnością), hereinafter referred to as the “Company” pursuant to the Commercial Code and the Act of 14 June, 1991 on companies with foreign participation (Journal of Laws, No. 60, item 253 as amended).

§ 2

The business name of the company shall be: PWW spółka z ograniczoną odpowiedzialnością (PWW Limited Liability Company). The Company can also use the abbreviated name as follows: PWW Sp. z o.o. (PWW LLC) and the distinctive graphic logo associated with such name.

§ 3

The registered office of the Company is in Warsaw.

§ 4

The Company conducts its business both within the Republic of Poland and abroad.

§ 5

The following constitutes the Company’s objects:

1.	46.39.Z – All-purpose wholesale of food, beverages and tobacco products,

2.	46.19.Z – Agents involved in sale of various types of goods,

3.	46.34.A. – Wholesale of alcoholic beverages,

4.	46.34.B – Wholesale of non-alcoholic beverages,

5.	46.35.Z – Wholesale of tobacco products,

6.	46.90.Z – All-purpose wholesale,

7.	56.30.Z – Preparation and serving of beverages,

8.	56.10.A – Restaurants and other permanent food services,

9.	56.10.B – Mobile food services,

10.	56.21.Z – Preparation and delivery of food to external customers (catering),

11.	56.29.Z – Other food services,

12.	47.25.Z – Retail sale of alcoholic and non-alcoholic beverages in specialized stores,

13.	47.26.Z – Retail sale of tobacco products in specialized stores,

14.	47.21.Z – Retail sale of fruit and vegetables in specialized stores,

15.	47.29.Z – Retail sale of other food in specialized stores,

16.	82.9 – Commercial activity NEC,

17.	52.10 – Warehousing and storage of goods,

The Company may import and export the goods and services listed herein.

§6

The Company may open branch offices and representative offices within the area of its business activity.

The Company may also be a shareholder of other companies and business entities in Poland and abroad if permitted by the Meeting of Shareholders.

§7

The Company has been established for an unspecified term.

§8

The Company’s financial year shall reflect the calendar year.

§9

The Company’s share capital shall be PLN 6,000,000 (six million) and shall be divided into 12,000 (twelve thousand) equal and indivisible shares of PLN 500 (five hundred) each. Each share entitles the holder to one vote. Each Shareholder may hold more than one share.

§10

The Company’s share capital is held as follows:

1)	Carey Agri International Poland Sp. z o.o. holds 11,880 (eleven thousand eight hundred eighty) shares of the total value PLN 5,940,000 (five million nine hundred forty thousand), paid fully in cash.

2)	Central European Distribution Corporation, a Delaware (United States) Corporation, holds 120 (one hundred twenty) shares of the total value PLN 60,000 (sixty thousand), paid fully in cash.

§11

1.	The share capital may be increased by 31 December, 2005, based on a resolution passed on a Meeting of Shareholders, up to an amount equaling 10 times the share capital existing at the time of the Company’s incorporation, without a requirement to amend these Articles of Association. Shares in the increased share capital may be paid for with cash or non-cash consideration or a combination of both.

2.	The Company’s share capital may be increased by issuing new shares or by increasing the value of the existing shares.

3.	The Company’s Shareholders have the first option to purchase new shares, in proportion to their existing shareholding. Should any of the Shareholders choose not to exercise their first option, the new shares will be offered to the remaining Should the remaining Shareholders choose not to purchase the new shares, the new shares may be offered to a third party.

4.	A lien may be put on the shares. The lienor may exercise the voting rights attaching to the share being the subject of the lien.

§12

The Company shall be managed by the Shareholders and the Board of Directors.

§13

1.	A Meeting of Shareholders may be ordinary or extraordinary.

2.	An Ordinary General Meeting of Shareholders shall be held at least once a year, within six months of the end of the financial year.

3.	An Extraordinary General Meeting of Shareholders may be called by the Board of Directors or at the written request of one or more Shareholders representing at least one tenth of the Company’s share capital, and in cases provided for by the Commercial Code.

4.	An Extraordinary General Meeting of Shareholders may be called by the Chairman or the Vice Chairman.

5.	Meetings of Shareholders shall be held in Warsaw or other place within the territory of Poland.

6.	Meetings of Shareholders may be called only by way of a registered mail notification, specifying the day, time and place of the meeting, as well as the agenda of the Meeting. The notifications shall be sent two weeks prior to a Meeting.

7.	A Meeting of Shareholders shall be valid and have the capacity to pass important resolutions if at least 51% of the total number of the Company’s shares is represented at the Meeting. Provided that there is no provision within the Commercial Code or these Articles that requires a larger number of votes, all actions undertaken by the Shareholders at an Ordinary or Extraordinary General Meeting of Shareholders, or otherwise compliant with the law, shall require approval by Shareholders holding at least half of the Company’s share capital.

8.	The Shareholders may be represented at Meetings of Shareholders by proxies.

§14

Resolutions may be passed without holding a General Meeting of Shareholders, provided that all the Shareholders agree in writing to the decision to be taken or to a written vote, unless otherwise stated in the Commercial Code.

§15

Issues defined in the Commercial Code or in these Articles of Association require a Meeting of Shareholders require a Resolution [sic].

§16

1.	The Board of Directors is comprised of 4 (four) to 10 (ten) Members.

2.	The composition of the first Board of Directors was the following:

William Vernon Carey – Chairman,

Evangelos Evangelou – Vice Chairman,

Ryszard Urbański – Member,

Jarosław Cybulski – Member,

3.	Mandates of the Members of the Board of Directors expire on the day a Meeting of Shareholders passes a resolution approving a report, balance sheet and income statement for the last year of their service.

4.	Members of the Board of Directors may be re-elected.

5.	The Board of Directors acts based on the Statute of the Board, approved by the Meeting of Shareholders.

6.	The Board of Directors is authorized to pay the Shareholders an advance for expected dividends for a turnover year, provided the Company has sufficient funds for such payments.

7.	Members of the Board of Directors are entitled to remuneration for their function.

§17

The Board of Directors is responsible for the management of the Company’s business activity and for the representation of the Company. In all matters the Company is represented by:

•	Chair of the Board of Directors alone or

•	2 (two) Members of the Board of Directors acting jointly

§18

By a resolution of the Shareholders, an auditing firm shall be appointed to undertake an annual examination of the Company’s accounts.

§19

1. By a resolution of the General Meeting of Shareholders, the Company’s profits, after payment of taxes and other obligations, shall be divided among the Shareholders. The General Meeting of Shareholders, by a majority vote, may exclude part, or the whole part, of the Company’s profits from such division.

2. A part of the profit may be set aside as a reserve fund, to cover losses or for other funds as allowed by the law.

§20

Each Shareholder may be required, by a resolution of the General Meeting of Shareholders, to make an additional capital contribution to the Company, in proportion their existing shareholding. The total value of all implemented additional capital contributions shall not exceed ten-times the value of the initial share capital of the Company as per date of registration.

§21

Shareholders may make loans to the Company.

§22

Shares in the Company may be redeemed.

§23

The Company may be dissolved, following its liquidation, by a resolution of of the General Meeting of Shareholders.

§24

The liquidators will be Members of the Board of Directors, unless the General Meeting of Shareholders appoints other liquidators.

§25

In all matters not regulated by these Articles of Association, appropriate provisions of the Commercial Code and the law of 14/06/1991 regarding companies with foreign shares (Journal of Laws No. 60, item 253 with amendments).

This resolution becomes effective on the day of its creation, with date effective with the date of registration in an appropriate registration court.